Exhibit 99.1

For Immediate Release:

TaxMasters Third Quarter 2010 Highlights Now Available on the TaxMasters, Inc. Website

HOUSTON, TX - December 13, 2010 - TaxMasters, Inc. (OTC Bulletin Board: TAXS), the IRS tax relief company, today announced that its Founder, President and Chairman, Patrick Cox, has released a Podcast reviewing the Company’s third quarter 2010 financial results and business highlights.

To listen to the Podcast, please visit the Company’s website at investors.txmstr.com and proceed to the Investor Calls page. Or, go directly to the Podcast by typing the following URL into your browser: http://investors.txmstr.com/investor-calls/2010-12-10.

About TaxMasters, Inc.

TaxMasters, Inc. (OTCBB: TAXS) is the first publicly traded tax representation firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers a full suite of compliance and repayment services to taxpayers across the country facing seemingly insurmountable tax problems and substantial federal tax debt. Tax services from TaxMasters include IRS consultations, tax return preparation, settlement analysis, and assistance with IRS automated collections, Revenue Officer involvement and collection due process.

Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned consultants ready to counsel and assist the US taxpayer with their specific tax problems today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters

Visit TaxMasters’ blog at http://www.txmstr.com/blog/

Forward-Looking Statements

Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Media: Trey Ditto—212.896.1248

Investors: Rob Fink—212.896.1206